Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215268
Amendment No. 1 to Prospectus
Dated January 17, 2017

Rave Restaurant Group, Inc.

Minimum $1,000,000 and maximum $3,000,000 principal amount of
4% Convertible Senior Notes due 2022, par $100,
issuable upon exercise of nontransferable rights

This Amendment No. 1 to Prospectus amends the prospectus dated January 17, 2017 (the "Original Prospectus").  This Amendment No. 1 to Prospectus is incorporated by reference into the Original Prospectus and should be read in conjunction therewith.  This Amendment No. 1 to Prospectus is not complete without, and may not be delivered or used except in conjunction with, the Original Prospectus.

An investment in our 4% Convertible Senior Notes due 2022 involves risk. You should carefully consider the information under the heading "Risk Factors" on Page 6 of the Original Prospectus before investing in our convertible notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EXTENSION OF SUBSCRIPTION PERIOD

We have distributed to our shareholders of record as of December 21, 2016, non-transferable subscription rights to purchase our 4% Convertible Senior Notes due 2022.  We distributed one right for each 355 shares of our common stock owned as of the record date, with the number of rights issued to each record shareholder being rounded to the nearest whole number.  Through the Original Prospectus, as amended hereby, we are offering a minimum of $1,000,000 and up to a maximum of $3,000,000 of our 4% Convertible Senior Notes due 2022.  Each whole right entitles the holder to purchase one convertible note at the par value $100.

The rights are currently exercisable and, under the Original Prospectus, were scheduled to expire if not exercised by 5:00 p.m., Dallas, Texas time, on February 13, 2017.  As provided in the Original Prospectus, we are extending the period for exercising the rights until 5:00 p.m., Dallas, Texas time, on Friday, February 24, 2017.  If you want to exercise your rights, you must submit your subscription documents before the new expiration date of 5:00 p.m., Dallas, Texas time, on Friday, February 24, 2017.

All references in the Original Prospectus to the expiration date for exercise of subscription rights are hereby amended as described herein.  All other descriptions, terms and conditions set forth in the Original Prospectus remain unchanged.

_______________________

The date of this Amendment No. 1 to Prospectus is February 10, 2017.